Exhibit 99.1

  New York Community Bancorp, Inc. and Synergy Financial Group, Inc. Announce Receipt of NYS Banking Department Approval of the Merger of
          Synergy Bank with and into New York Community Bank


    WESTBURY, N.Y. & CRANFORD, N.J.--(BUSINESS WIRE)--Sept. 26, 2007--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank and New York Commercial Bank, and Synergy Financial Group, Inc. (NASDAQ/Global Market: SYNF) ("Synergy"), the holding company for Synergy Bank, today announced that the New York State Banking Department has approved the acquisition of Synergy Bank by New York Community Bank.

    The acquisition has now received all the necessary regulatory approvals and was approved by Synergy's shareholders earlier this month. As a result, the acquisition has been scheduled for completion on the morning of October 1, 2007, at which time Synergy will merge with and into New York Community Bancorp and Synergy Bank will commence operations as a division of New York Community Bank.

    Under the terms of the Agreement and Plan of Merger, Synergy shareholders will receive 0.80 of a share of New York Community Bancorp, Inc. stock for each share of Synergy held at the effective date of the merger, and cash in lieu of any fractional share based on the closing price of New York Community Bancorp stock on September 27, 2007. Upon completion of the transaction, New York Community Bancorp, Inc. will have approximately 324 million outstanding shares of common stock.

    New York Community Bancorp, Inc.

    New York Community Bancorp, Inc. is the $29.6 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 159 offices currently serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Union, Monmouth, Middlesex, and Ocean Counties in New Jersey, New York Community Bank is the fourth largest thrift depository in the New York metropolitan region, and operates through eight local divisions:
Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

    Synergy Financial Group, Inc.

    Synergy Financial Group, Inc. is the $932.5 million holding company for Synergy Bank and Synergy Financial Services, Inc. The Company provides a diversified line of products and financial services to individuals and small to mid-size businesses through a network of 21 branch offices located in Mercer, Middlesex, Monmouth, and Union counties in New Jersey. Additional information about Synergy Financial Group, Inc. and its subsidiaries is available at www.synergyonthenet.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President and Director,
             Investor Relations
             OR
             Synergy Financial Group, Inc.
             Kevin M. McCloskey, 800-693-3838, ext. 3292
             Senior Vice President and Chief Operating Officer